Exhibit 10.110

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE

SECURITIES EXCHANGE COMMISSION.

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, restated, or otherwise modified from time to time, this “Agreement”) dated the Effective Date, between SILICON VALLEY BANK (“Bank”) and EQUINIX, INC., a Delaware corporation, whose address is 301 Velocity Way, 5th Floor, Foster City, California 94404 (“Borrower”), provides the terms on which Bank will lend to Borrower, and Borrower will repay Bank.

1.	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings as set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

2.	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay.

Borrower hereby unconditionally promises to pay Bank the unpaid principal amount of all Credit Extensions hereunder with all interest, fees, and finance charges due thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Subject to the terms and conditions hereof, Bank shall make Advances to Borrower from time to time until the Revolving Maturity Date not exceeding the Committed Revolving Line minus the Sublimit Utilization Amount. Until the Revolving Maturity Date and subject to the terms hereof and the applicable terms and conditions precedent in Sections 3.1 and 3.2, Borrower may borrow, repay, and reborrow under this Section 2.1.1. The proceeds of the Advances shall be used solely for working capital purposes.

(b) Interest on each Advance shall be paid pursuant to the terms of Section 2.4(c). The outstanding principal amount of and all accrued but unpaid interest on the Advances shall be due and payable on the Revolving Maturity Date, except as otherwise set forth in Section 2.5.

(c) To obtain an Advance, Borrower must follow the procedures set forth in Section 3.3.

2.1.2 Letters of Credit Sublimit.

Bank will issue letters of credit (“Letters of Credit”) for Borrower’s account not exceeding the Committed Revolving Line minus the sum of (a) all amounts for services utilized under the Cash Management Services Sublimit, (b) the FX Reserve, and (c) the sum of the outstanding principal balance of the Advances. Each Letter of Credit will have an expiry date of no later than 180 days after the Revolving Maturity Date. Borrower’s reimbursement obligation with respect to any Letter of Credit with an expiry date later than the Revolving Maturity Date will be secured by cash on terms reasonably acceptable to Bank on or before the Revolving Maturity Date if the term of this Agreement is not extended by Bank. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

2.1.3 FX Forward Contracts.

If there is availability under the Committed Revolving Line, then Borrower may enter into foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”). Bank will subtract ten percent (10%) of each outstanding FX Forward Contract from the foreign exchange sublimit (the “FX Reserve”). The foreign exchange sublimit shall be the Committed Revolving Line minus the sum of (a) all amounts for services utilized under the Cash Management Services Sublimit, (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and (c) the sum of the outstanding principal balance of the Advances. The total FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve.

2.1.4 Cash Management Services.

Borrower may use amounts up to the Committed Revolving Line minus the sum of (a) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), (b) the FX Reserve, and (c) the sum of the outstanding principal balance of the Advances (the “Cash Management Services Sublimit”) for Bank’s Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services, including automated clearing house and electronic funds transfer services (the “Cash Management Services”). Such aggregate amounts utilized under the Cash Management Services Sublimit will at all times reduce the amount otherwise available to be borrowed under the Committed Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower when due for any Cash Management Services will be treated as Prime Rate Advances under the Committed Revolving Line and will accrue interest at the rate for Prime Rate Advances.

2.2 Suspension and Termination of Commitment to Lend; Termination of this Agreement.

Bank shall have no obligation to make Credit Extensions (a) upon the occurrence and during the continuance of an Event of Default or if there exists any event, condition, or act which with notice or lapse of time, or both, would constitute an Event of Default or (b) upon the occurrence of any Change in Control of Borrower. Bank’s obligation to make Credit Extensions shall terminate on the Revolving Maturity Date. Borrower may, upon five (5) Business Days’ prior written notice to Bank, irrevocably terminate this Agreement provided that all Obligations have been paid in full and no Letters of Credit remain outstanding (other than Letters of Credit that have been secured by cash on terms acceptable to Bank) as of the effective date of such termination.

2.3 Overadvances.

If, at any time Borrower’s aggregate obligations under Sections 2.1.1, 2.1.2, 2.1.3, and 2.1.4, exceed the Committed Revolving Line, Borrower must, after written notice from Bank, immediately pay Bank the excess.

2.4 Interest Rates.

(a) During the Revolving Period, Borrower shall pay interest on the Advances (other than Advances with respect to which Borrower has selected the Term Loan Option) at the following rates: (i) the greater of (A) the Prime Rate and (B) four percent (4.00%) per annum, or (ii) at the election of Borrower, Adjusted LIBOR plus the Applicable Revolver LIBOR Margin per annum.

(b) If Borrower has selected the Term Loan Option, then, commencing on the Term Loan Option Date, Borrower shall pay interest on Advances with respect to which Borrower has selected the Term Loan Option at the following rates: (i) the Prime Rate per annum or (ii) at the election of Borrower, Adjusted LIBOR plus the Applicable Term LIBOR Margin per annum.

The Applicable Margins are as follows:

Applicable Margin	Initial Margin	Margin during Covenant Level 2
Applicable Revolver LIBOR Margin	2.00%	1.75%
Applicable Term LIBOR Margin	2.25%	2.00%

(c) Pursuant to the terms of Section 3.7, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof.

(d) After an Event of Default occurs and so long as such Event of Default continues, including after an acceleration of the Obligations pursuant to Section 9.1(a) (whether before or after entry of judgment to the extent permitted by law), Obligations shall accrue interest at two percent (2.00%) above the rate effective immediately before the Event of Default; provided, however, that on and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of such Event of Default or acceleration, the Effective Amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus two percent (2.00%). Payment or acceptance of the increased interest provided in this Section 2.4(d) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

2.5 Term Loan Option.

(a) To select the Term Loan Option, no less than five (5) calendar days prior to the Term Loan Option Date, Borrower shall complete, execute, and deliver to Bank an election notice substantially in the form attached hereto as Exhibit A.

(b) If Borrower selects the Term Loan Option, the Advances chosen to continue under such Term Loan Option are payable in eight (8) equal quarterly installments of principal plus accrued interest, beginning on the First Installment Payment Date and ending on the Term Loan Maturity Date. In addition, Borrower may prepay, without penalty or premium, all or any portion of the Advances chosen to be continued under the Term Loan Option. Prepayments of Advances under the Term Loan Option will be applied to payments due in the inverse order of their maturity. When repaid or prepaid, Advances chosen to be continued by Borrower under the Term Loan Option may not be reborrowed.

2.6 General Provisions.

Bank may debit any of Borrower’s deposit accounts maintained with Bank for principal and interest payments due and owing or any amounts Borrower owes Bank pursuant to the Loan Documents which are then due and owing, including the Designated Deposit Account. These debits are not a set-off. Payments received after 12:00 noon (Pacific time) are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.7 Fees.

Borrower shall pay to Bank:

(a) all documented Bank Expenses incurred through and after the Effective Date, when due (including (i) reasonable attorneys’ fees and expenses incurred in connection with the documentation, negotiation, execution, and delivery of the Loan Documents associated with the initial Credit Extension, which shall not exceed $30,000 unless otherwise agreed by Borrower and which shall be due and payable on the Effective Date, and (ii) fees and expenses relating to Bank’s initial field examination of Borrower, which fees and expenses shall not exceed $5,000, unless otherwise agreed by Borrower); and

(b) on the Effective Date, a fully-earned loan fee (the “Loan Fee”) equal to $95,000. If Borrower fails to maintain an average of $25,000,000 on deposit with Bank for the 12 months following the Effective Date, then Borrower shall pay to Bank on the earlier to occur of the first anniversary of the Effective Date or the date this Agreement terminates, an additional loan fee equal to the product of $82.19 multiplied by the number of days that Borrower failed to maintain $25,000,000 on deposit with Bank during such period; and

(c) as additional compensation for Bank’s Revolving Loan Commitment, in arrears, on the first Business Day of each quarter prior to the Revolving Maturity Date and on the Revolving Maturity Date, a fee for Borrower’s non-use of available funds in an amount equal to 0.20% multiplied by the difference between (i) the Revolving Loan Commitment and (ii) the sum of (A) the daily average of the closing balance of the aggregate Advances outstanding during the period for which such fee is due (any period, a “Usage Period”), plus, (B) the daily average of the face amount of all Letters of Credit issued for the account of Borrower outstanding during such Usage Period, plus, (C) the daily average of the FX Reserve during such Usage Period, plus, (D) the daily average of the amount of all Cash Management Services utilized by Borrower during such Usage Period.

2.8 Mandatory Prepayment Event.

Concurrently with the occurrence of any Change in Control of Borrower, Borrower shall prepay in full, without penalty or premium, all outstanding Obligations and shall post cash collateral, upon terms reasonably acceptable to Bank, in the face amount of any undrawn Letters of Credit.

3.	CONDITIONS OF CREDIT EXTENSIONS

3.1 Conditions Precedent to Initial Credit Extension.

Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that the following have been satisfied, all in form and substance reasonably satisfactory to Bank:

(a) the parties shall have executed and delivered the Loan Documents;

(b) Borrower shall have delivered executed one or more Control Agreement(s), in form and substance satisfactory to Bank, by and among Borrower, Bank, and such banks or financial institutions as is necessary for Bank to perfect its security interest in the Domestic Collateral Accounts;

(c) Borrower shall have delivered its Operating Documents and a good standing certificate of Borrower from the Secretary of State of Borrower’s jurisdiction of formation;

(d) Borrower shall have delivered a copy of the resolutions of its Board of Directors certified to be a true and correct copy by its secretary or other authorized officer, together with incumbency information and specimen signatures;

(e) Bank shall have received the certificates of insurance described in Section 6.5 hereof;

(f) Subject to the limitations set forth in Section 2.7, Borrower shall have paid all documented and invoiced costs and fees, including Bank Expenses, then due; and

(g) Borrower shall have delivered to Bank, in addition to the documents required in Sections 3.2 and 3.3, all documents, certificates, and other assurances that Bank or its counsel may reasonably request.

3.2 Conditions Precedent to all Credit Extensions.

Bank’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) timely receipt of a Notice of Borrowing in the form attached as Exhibit B; and

(b) the representations and warranties in Section 5 shall be true, accurate and complete on the date of the Notice of Borrowing and on the Funding Date, and no Event of Default shall have occurred and be continuing, or result from, an Advance and/or Credit Extension; provided, however, that those representations and warranties expressly referring to a date other than the Funding Date are true, accurate and complete as of such date; and provided, further, that the representations and warranties set forth in Section 5 shall be deemed to be made with respect to the financial statements most recently delivered to the Bank pursuant to Section 6.2. Borrower’s receipt of an Advance is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true, accurate and complete, subject to the provisos set forth in the preceding sentence.

3.3 Procedure for the Borrowing of Advances.

(a) Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, including Section 3.1 and Section 3.2 for Advances made on the Effective Date and Section 3.2 for all Advances, each Advance shall be made upon Borrower’s irrevocable written notice delivered to Bank in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance (other than losses resulting from Bank’s gross negligence or willful misconduct). Such Notice of Borrowing must be received by Bank prior to 12:00 noon(Pacific time), (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Advances, and (ii) at least one (1) Business Day prior to the requested Funding Date, in the case of Prime Rate Advances, specifying:

(i) the amount of the Advance, which, if a LIBOR Advance is requested, shall be in an aggregate minimum principal amount of $1,000,000 or in any integral multiple of $100,000 in excess thereof;

(ii) the requested Funding Date, which shall be a Business Day;

(iii) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; and

(iv) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month.

(b) The proceeds of all such Advances will then be made available to Borrower on the Funding Date by Bank by transfer to the Designated Deposit Account.

3.4 Conversion and Continuation Elections.

(a) So long as (1) no Event of Default or event which with notice, passage of time, or both would constitute an Event of Default exists; (2) no party hereto shall have sent any notice of termination of this Agreement; and (3) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Advances, Borrower may, upon irrevocable written notice to Bank:

(i) elect to convert on any Business Day, Prime Rate Advances in an amount equal to $1,000,000 or any integral multiple of $100,000 in excess thereof into LIBOR Advances;

(ii) elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date (or any part thereof in an amount equal to $1,000,000 or any integral multiple of $100,000 in excess thereof); provided, that if the aggregate amount of LIBOR Advances shall have been reduced, by payment, prepayment, or conversion of part thereof, to be less than $1,000,000, such LIBOR Advances shall automatically convert into Prime Rate Advances; or

(iii) elect to convert on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date (or any part thereof in an amount equal to $1,000,000 or any integral multiple of $100,000 in excess thereof) into Prime Rate Advances.

(b) Borrower shall deliver a Notice of Conversion/Continuation substantially in the form attached hereto as Exhibit C to be received by Bank prior to 11:00 a.m. (Pacific time) at least (i) three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) one (1) Business Day in advance of the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying:

(i) the proposed Conversion Date or Continuation Date;

(ii) the aggregate amount of the Advances to be converted or continued which, if any Advances are to be converted into or continued as LIBOR Advances, shall be in an aggregate minimum principal amount of $1,000,000 or in any integral multiple of $100,000 in excess thereof;

(iii) whether a conversion or a continuation is proposed; and

(iv) the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances, Borrower shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.

(d) Any LIBOR Advances shall, at Bank’s option, convert into Prime Rate Advances in the event that (i) an Event of Default, or event which with notice, the passage of time, or both would constitute an Event of Default, shall exist, (ii) the Agreement shall terminate, or (iii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Committed Revolving Line. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to any of the foregoing. Concurrently with any demand for compensation under this Section 3.4(d), Bank will furnish Borrower with a statement setting forth the basis and amount of such request by Bank for such compensation. Determinations by Bank for purposes of this Section 3.4(d) of the amounts required to compensate Bank in respect of any loss, costs or expense incurred by Bank as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to the circumstances set forth in Sections 3.4(d)(i)-(iii) shall be conclusive absent manifest error.

(e) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.

3.5 Special Provisions Governing LIBOR Advances.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:

(a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower and, with respect to a Notice of Conversion/Continuation, be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Advances and any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds) such that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Advances due to illegality under Section 3.6(e) or impracticability under Section 3.6(d)) a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if any principal payment or any conversion of any of its LIBOR Advances occurs on a date prior to the last day of an Interest Period applicable to that Advance.

Concurrently with any demand for compensation under this Section 3.5(c), Bank will furnish Borrower with a statement setting forth the basis and amount of such request by Bank for such compensation. Determinations by Bank for purposes of this Section 3.5(c) of the amounts required to compensate Bank in respect of any loss, expense or liability incurred by Bank as a result of the circumstances set forth in Sections 3.5(c)(i)-(ii) shall be conclusive absent manifest error.

(d) Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Bank under this Section 3.5 and under Section 3.3 shall be made as though Bank had actually funded each of its relevant LIBOR Advances through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.5 and under Section 3.3.

(e) LIBOR Advances After Event of Default. After the occurrence of and during the continuation of an Event of Default, (i) Borrower may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance, and (ii) subject to the provisions of Section 3.5(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

3.6 Additional Requirements/Provisions Regarding LIBOR Advances.

(a) If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Advance prior to the last day of the Interest Period for such Advance, Borrower shall immediately notify Borrower’s account officer at Bank and, within fifteen (15) days after written demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank’s determination as to such amount shall be conclusive absent manifest error.

(b) Borrower shall pay Bank, within fifteen (15) days after written demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income or capital of Bank by the jurisdiction in which Bank has its principal office);

(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any Advances or any deposits referred to in the definition of LIBOR); or

(iii) imposes any direct costs on Bank in respect of any Advances.

Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.6(b) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Concurrently with any demand for compensation under this Section 3.6(b), Bank will furnish Borrower with a statement setting forth the basis and amount of such request by Bank for such compensation. Determinations and allocations by Bank for purposes of this Section 3.6(b) of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances, of making or maintaining Advances, or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(c) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after written demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. Concurrently with any demand for compensation under this Section 3.6(c), Bank will furnish Borrower with a statement setting forth the basis and amount of such request by Bank for such compensation, which statement shall be conclusive absent manifest error.

(d) If, at any time, (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods is not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances shall terminate.

(e) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.6(a)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.5(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by telefacsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by telefacsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

(f) Failure or delay on the part of Bank to demand compensation pursuant to the provisions of Sections 3.6(b) or 3.6(c) shall not constitute a waiver of Bank’s right to demand such compensation, provided that Borrower shall not be required to compensate Bank pursuant to the provisions of Sections 3.6(b) or 3.6(c) for any costs incurred or reductions suffered more than 90 days prior to the date that Bank notifies Borrower of the Regulatory Change giving rise to such increased costs or reductions and of Bank’s intention to claim compensation therefor.

3.7 Calculation of Interest and Fees.

Interest on the Advances and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed (other than Prime Rate Advances, which shall be computed on the basis of a 365-day year and the actual number of days elapsed) in the period during which such interest accrues. In computing interest on any Advance, the date of the making of such Advance shall be included and the date of payment shall be excluded; provided, however, that if any Advance is repaid on the same day on which it is made, such day shall be included in computing interest on such Advance.

(a) Prime Rate Advances. Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change. Interest on Prime Rate Advances is payable quarterly by debit to the Designated Deposit Account on each Interest Payment Date.

(b) LIBOR Advances. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.5(a) hereunder. Subject to Sections 3.5 and 3.6, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.

4.	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest.

Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower’s duties under the Loan Documents, a continuing security interest in the Collateral and all proceeds and products thereof. Borrower warrants and represents that the security interest granted herein shall be a perfected first priority security interest in the Filing Collateral (which security interest shall be perfected by the filing of any financing statements required by the Code) and in the Domestic Collateral Accounts (which security interest shall be perfected by “control” pursuant to Section 9104 or Section 9106 of the Code, as applicable), subject only to Permitted Liens.

Borrower agrees that any disposition of the Collateral in violation of this Agreement, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. If the Agreement is terminated, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If Borrower shall at any time, file a commercial tort claim in any court where the amount of damages claimed exceeds $500,000, Borrower shall promptly notify Bank in a writing signed by Borrower of the brief details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

Once the Obligations have been indefeasibly paid in full (other than inchoate indemnity obligations) or otherwise performed in full and Bank’s obligations to provide Credit Extensions hereunder have terminated, (i) Bank’s security interest in the Collateral shall automatically terminate, (ii) all rights to the Collateral shall automatically revert to Borrower and (iii) Bank shall promptly return any pledged Collateral to Borrower, or to the Person or Persons legally entitled thereto, and shall promptly endorse, execute, deliver, record and file all financing statements, instruments and documents, and do all other acts and things, reasonably required for the return of the Collateral to Borrower, or to the Person or Persons legally entitled thereto, and to evidence or document the release and termination of Bank’s interests arising under this Agreement, all as reasonably requested by, and at the expense of, Borrower. Bank’s Lien on any Collateral sold or otherwise transferred by Borrower in a transaction which is not a Default or Event of Default under this Agreement shall terminate effective upon such sale or other transfer. Upon such termination or Bank’s release of any Collateral prior to indefeasible payment or performance in full of the Obligations, Bank shall execute and deliver to Borrower (or to a party designated by Borrower) such documents as may be appropriate to confirm such termination or release, including documents necessary to terminate financing statements or to evidence the release (or partial release) of Collateral under financing statements filed under the Code.

4.2 Authorization to File Financing Statements.

Borrower hereby authorizes Bank to file financing statements with all appropriate jurisdictions, to perfect or protect Bank’s interest or rights hereunder.

5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization and Authorization.

Borrower and each Subsidiary is duly existing and, in any jurisdiction in which such legal concept is applicable, in good standing in its jurisdiction of organization and is qualified and licensed to do business in, and, in any jurisdiction in which such legal concept is applicable, is in good standing in, any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do any of the foregoing could not reasonably be expected to cause a Material Adverse Change. In connection with this Agreement, Borrower has delivered to Bank a certificate signed by Borrower and entitled “Collateral Information Certificate”. Borrower represents and warrants to Bank that: (a) Borrower’s exact legal name is that indicated on the Collateral Information Certificate and on the signature page hereof; (b) Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Collateral Information Certificate; (c) the Collateral Information Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; and (d) the Collateral Information Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address if different, and (e) all other information set forth on the Collateral Information Certificate pertaining to Borrower is accurate and complete. If Borrower does not now have an organizational identification number, but later obtains one, Borrower shall promptly notify Bank of such organizational identification number.

The execution, delivery and performance of the Loan Documents have been duly authorized by Borrower, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound.

Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2 Collateral.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower maintains its primary operating accounts with Bank or with Bank’s Affiliates and all other deposit or investment accounts of Borrower are disclosed in the Collateral Information Certificate or have otherwise been disclosed to Bank in writing. The Domestic Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Except as otherwise disclosed in writing to Bank, no Collateral consisting of Inventory with an aggregate value in excess of $200,000 is in the possession of any third party bailee (such as a warehouse). Except as hereafter disclosed to Bank in writing by Borrower pursuant to and within the timeframe provided by Section 6.2(f)(i), none of the components of the Collateral with an aggregate value in excess of $200,000 is maintained at locations other than as provided in the Collateral Information Certificate. In the event that Borrower, after the date hereof, intends to deliver possession of any Collateral consisting of Inventory with an aggregate value in excess of $200,000 to a bailee, then Borrower shall first obtain the written consent of Bank, and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank. All Inventory is in all material respects of good and marketable quality, free from material defects.

5.3 Litigation.

Except as shown in the Collateral Information Certificate, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers or legal counsel, threatened in writing by or against Borrower or any Subsidiary which could reasonably be expected to cause a Material Adverse Change.

5.4 No Material Deterioration in Financial Statements.

All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been a Material Adverse Change since the date of the most recent financial statements submitted to Bank.

5.5 Solvency.

The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary have timely (taking into account any extensions of time granted to Borrower) filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to make such declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

5.7 Subsidiaries.

Except as shown in the Collateral Information Certificate or as Borrower may otherwise notify Bank in writing from time to time, Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Full Disclosure.

No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements given to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results.

6.	AFFIRMATIVE COVENANTS

Borrower shall, and, where indicated, shall cause each of its Domestic Subsidiaries to, do all of the following for so long as Bank has an obligation to lend or there are outstanding Obligations:

6.1 Government Compliance.

(a) Except as to Subsidiaries in connection with a transaction permitted by Section 7.1(f) or a merger permitted by Section 7.4, maintain its and all its Domestic Subsidiaries’ legal existence and, to the extent such legal concept is applicable, good standing in their respective jurisdictions of organization except where the failure to do so could not reasonably be expected to cause a Material Adverse Change;

(b) Maintain its and its Domestic Subsidiaries’ qualification to do business (to the extent such legal concept is applicable) in each jurisdiction where the failure to so qualify could reasonably be expected to cause a Material Adverse Change; and

(c) Comply, and have each of its Domestic Subsidiaries comply, with all laws, ordinances and regulations to which it is subject, for which noncompliance or would reasonably be expected to cause a Material Adverse Change.

6.2 Financial Statements, Reports, Certificates.

(a) Deliver to Bank: (i) as soon as available, but no later than forty-five (45) days after the last day of each quarter, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an opinion on the financial statements from a nationally-recognized, independent, certified public accounting firm; (iii) within five (5) Business Days of filing, copies of all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Two Million Dollars ($2,000,000) or more; (v) as soon as available, but no later than ninety (90) days after the end of each fiscal year, a one (1) year (prepared on a quarterly basis) financial projections of Borrower on a consolidated basis, including a balance sheet and statements of income and cash flows prepared in accordance with GAAP and showing projected operating revenues, expenses and debt service of Borrower on a consolidated basis; and (vi) budgets, sales projections, operating plans or other financial information reasonably requested by Bank.

Documents required to be delivered pursuant to this Section 6.2(a) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at Borrower’s website address of www.equinix.com (or such other website address as Borrower may provide to Bank in writing from time to time); provided that: (x) to the extent Bank is otherwise unable to receive any such electronically delivered documents, Borrower shall, upon request by Bank, deliver paper copies of such documents to Bank until a written request to cease delivering paper copies is given by Bank and (y) Borrower shall notify Bank (by telecopier or electronic mail) of the posting of any such documents or provide to Bank by electronic mail electronic versions (i.e., soft copies) of such documents.

(b) Borrower shall deliver to Bank, as soon as available, but no later than forty-five (45) days after the last day of each month and together with the annual financial statements set forth in clause (a)(ii) above, a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

(c) Except as otherwise provided herein, once per calendar year, Borrower shall, during normal business hours, from time to time upon five (5) Business Days’

prior notice: (i) provide Bank and any of its officers, employees and agents access to its properties, facilities, advisors, officers and employees of Borrower and to the Collateral, (ii) permit Bank, and any of its officers, employees and agents, to inspect, audit and make extracts from Borrower’s books and records, and (iii) permit Bank, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Domestic Accounts, Inventory and other Collateral of Borrower. So long as no Default or Event of Default shall have occurred and be continuing, Borrower shall reimburse Bank for not more than one (1) inspection in any calendar year in an amount not to exceed $10,000. If an Event of Default has occurred and is continuing, Borrower shall provide access to (x) its properties, facilities, advisors, officers and employees of Borrower and to the Collateral at all times and without advance notice, and (y) its suppliers and customers upon request from Bank. Borrower shall promptly make available to Bank and its counsel originals or copies of all books and records that Bank may reasonably request.

(d) Borrower shall permit Bank to conduct its initial field examination within ninety (90) days after the Effective Date. In addition to any audits or inspections conducted by Bank pursuant to the terms of clause (c) above, Borrower shall permit Bank to conduct annual field examinations during the term of this Agreement; provided, however, that Bank shall not be entitled to reimbursement for Bank Expenses in excess of $5,000 per examination; provided, further that at such time as Covenant Level 2 is in effect and so long as no Event of Default has occurred and is continuing, Bank shall no longer require a field examination of Borrower on an annual basis.

(e) If, at any time prior to Covenant Level 2, the amount of unrestricted cash and Cash Equivalents (net of Obligations and any STT Debt plus any interest accrued thereon) maintained by Borrower and Guarantor with Bank, any Affiliate of Bank, or any other financial institution located in the United States is less than $15,000,000 in the aggregate, then Borrower shall deliver to Bank, within thirty (30) days after the last day of each month, aged listings (by invoice date) of accounts receivable and of accounts payable and a listing of Eligible Domestic Accounts, certified by a Responsible Officer.

(f) Borrower shall provide written notice to Bank (i) such notice to be delivered at the end of the fiscal quarter in which the following such relocation or additions occur, if Borrower relocates its chief executive office, or adds any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $200,000 in Borrower’s assets or property), (ii) such notice to be delivered at least thirty (30) days prior to the effective date of the following changes, if Borrower changes (1) its jurisdiction of organization, (2) its organizational structure or type, (3) its legal name, or (4) the organizational number (if any) assigned by its jurisdiction of organization.

6.3 Inventory; Returns.

Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors shall follow Borrower’s customary practices. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims, that involve more than $250,000.

6.4 Taxes.

Make, and cause each Subsidiary to make, timely (taking into account any extensions of time granted to Borrower) payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with reserves maintained to the extent required by GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

6.5 Insurance.

Keep its business and the Collateral insured for such risks and in such amounts as is customary for Persons similarly situated as Borrower. All property policies shall have a lenders’ loss payable endorsement showing Bank as an additional loss payee; all liability policies shall show Bank as an additional insured; all policies shall provide that the insurer must give Bank at least twenty (20) days notice before canceling its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Following the occurrence and during the continuance of an Event of Default, proceeds payable under any policy shall, at Bank’s option be payable to Bank on account of the Obligations.

6.6 Primary Accounts.

(a) Maintain Borrower’s primary operating accounts with Bank or any Affiliate of Bank (collectively, “SVB Accounts”);

(b) Provide Bank five (5) Business Days advance written notice before establishing any Domestic Collateral Account at or with any bank or financial institution (other than Bank). In addition, for each Domestic Collateral Account that Borrower at any time maintains, Borrower shall cause each applicable bank or financial institution (other than Bank) at or with which any Domestic Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Domestic Collateral Account to perfect Bank’s security interest in such Domestic Collateral Account; and

(c) At all times STT Debt of $2,500,000 or more is outstanding, maintain cash or investment property pledged to STT separate from cash or Cash Equivalents in SVB Accounts or Domestic Collateral Accounts.

6.7 Financial Covenants.

(a) (i) At all times that Covenant Level 1 is in effect, Borrower and Guarantor shall maintain (A) with Bank, any Affiliate of Bank, or any other financial institution located in the United States, unrestricted cash and Cash Equivalents (excluding cash and Cash Equivalents in amount equal to the outstanding principal amount of the STT Debt plus all unpaid interest accrued thereon), and (B) [*], plus (2) the then outstanding amount of the Obligations. In measuring the Liquidity (which shall be tested on a monthly basis), not more than $7,500,000 shall be attributable to Eligible Domestic Accounts. (ii) At all times Covenant Level 2 is in

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

effect, Borrower and Guarantor shall maintain with Bank, any Affiliate of Bank, or any other financial institution located in the United States, cash and Cash Equivalents in an aggregate amount (excluding cash and Cash Equivalents in amount equal to the outstanding principal amount of the STT Debt plus all unpaid interest accrued thereon) of at least (1) [*]. (iii) In the event Covenant Level 2 is not yet in effect on the first anniversary of the Effective Date, Borrower and Guarantor shall maintain with Bank, any Affiliate of Bank, or any other financial institution located in the United States, cash and Cash Equivalents in an aggregate amount (excluding cash and Cash Equivalents in amount equal to the outstanding principal amount of the STT Debt plus all unpaid interest accrued thereon) of at least (1) [*] (the “Alternate Covenant Level”).

(b) At each date that is a quarter-end, Borrower and its consolidated Subsidiaries shall have achieved total revenue for the two-quarter period ending on such date equal to or greater than the amounts set forth in below opposite each time period set forth below:

Period	Minimum Total Revenue
For the two fiscal quarters ending 9/30/04	[*]
For the two fiscal quarters ending 12/31/04	[*]
For the two fiscal quarters ending 3/31/05	[*]
For the two fiscal quarters ending 6/30/05	[*]
For the two fiscal quarters ending 9/30/05	[*]
For the two fiscal quarters ending 12/31/05 and each quarter-end thereafter	[*]

(c) For each quarter, Borrower and its consolidated Subsidiaries shall achieve an operating cash flow (as determined in accordance with GAAP and reported on Borrower’s financial statements, measured on a rolling two-quarters basis, of at least $4,000,000; provided, however, losses for any quarter shall not exceed $1,000,000. At such time as Covenant Level 2 is in effect, Borrower shall no longer be required to maintain such minimum operating cash flow, and this Section 6.7(c) shall no longer be applicable.

6.8 Intentionally Omitted.

6.9 Further Assurances.

Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.	NEGATIVE COVENANTS

Borrower shall not, and, where indicated, shall not permit any of its Subsidiaries to, do any of the following without Bank’s prior written consent, for so long as Bank has an obligation to lend or there are any outstanding Obligations:

7.1 Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (a) Transfers of Inventory in the ordinary course of business; (b) non-exclusive licenses, leases, and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (c) Transfers of worn out, surplus, damaged, or obsolete Equipment; (d) Transfers associated with the making or disposition of a Permitted Investment; (e) dispositions of cash or Permitted Investments in a manner not prohibited by this Agreement; (f) mergers or consolidations of any Subsidiary into Borrower or another Subsidiary or liquidations of or dissolutions of Subsidiaries; (g) Transfers in connection with transaction permitted under Section 7.4; (h) Transfers of unimproved real property; (i) Transfers of any Facility if as of the date of such Transfer such Facility is a Non-Performing Facility; and (j) Transfers not otherwise permitted in this Section 7.1, provided, that the aggregate book value of all such other Transfers by Borrower and its Subsidiaries, together, shall not exceed $5,000,000 in any fiscal year.

7.2 Changes in Business.

Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto.

7.3 Dissolution.

Dissolve or elect to dissolve.

7.4 Mergers; Consolidations.

Merge or consolidate with another corporation or entity, or acquire all or substantially all of the capital stock or property of a Person; provided that Borrower may merge or consolidate with another corporation or entity or acquire all or substantially all of the capital stock or property of a Person, if (a) a Default or an Event of Default shall not have occurred and be continuing and would not occur as a result of such transaction, and (b) Borrower is the sole survivor after giving effect to the transaction;

7.5 Indebtedness.

Prior to the effectiveness of Covenant Level 2, create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness. While Covenant Level 2 is in effect, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, if any of the foregoing would result in the occurrence of or constitute a Default or an Event of Default.

7.6 Encumbrance.

Prior to the effectiveness of Covenant Level 2, create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens. While Covenant Level 2 is in effect, create, incur, or allow any Lien on any of its property, or permit any of its Subsidiaries to do so, if any of the foregoing would result in the occurrence of or constitute a Default or an Event of Default. Permit any Collateral not to be subject to the first priority security interest granted herein, subject only to Permitted Liens.

7.7 Distributions; Investments.

Prior to the effectiveness of Covenant Level 2, directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Domestic Subsidiaries to do so; or pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock except for Permitted Distributions. While Covenant Level 2 is in effect, directly or indirectly acquire or own any Person, or make any Investment in any Person, or permit any of its Domestic Subsidiaries to do so, if such acquisition, ownership or Investment would result in the occurrence of or constitute a Default or an Event of Default; or pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock if any of the foregoing would result in the occurrence of or constitute a Default or an Event of Default.

7.8 Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, or upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt.

Prior to the effectiveness of Covenant Level 2, make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt or any intercreditor agreement to which Bank is a party, or amend any provision in any document relating to the Subordinated Debt without Bank’s prior written consent. While Covenant Level 2 is in effect, make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt or any intercreditor agreement to which Bank is a party, or amend any provision in any document relating to the Subordinated Debt, if any of the foregoing would result in the occurrence of or constitute a Default or an Event of Default.

7.10 Compliance.

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8.	EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1 Payment Default.

If Borrower fails to pay (a) the principal portion of any Credit Extension when due, or (b) the interest portion of any Credit Extension within three (3) Business days after the date due, or (c) any other monetary Obligations within three (3) Business Days after payment of such other Obligation becomes delinquent. During any cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extensions will be made during the cure period).

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Section 6.7 or violates any of the covenants contained in Sections 7.5, 7.6 or 7.7 of this Agreement, or

(b) If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any other Loan Document, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within fifteen (15) days after a Responsible Officer is aware of the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (but no Credit Extensions will be made during such cure period).

8.3 Material Adverse Change.

If a Material Adverse Change occurs.

8.4 Attachment.

If (a) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in fifteen (15) days; (b) the service of process upon Borrower seeking to attach, by trustee or similar process, any material portion of funds of Borrower on deposit with Bank, or any entity under the control of Bank (including a subsidiary); (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim becomes a Lien on a material portion of Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any material portion of Borrower’s assets by any government agency and not paid within fifteen (15) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period). For purposes of this Section 8.4, “material portion” means an amount equal to or in excess of Two Million Dollars ($2,000,000).

8.5 Insolvency.

If (a) Borrower is unable to pay its debts (including trade debts) as they mature; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within sixty (60) days (but no Credit Extensions shall be made before any Insolvency Proceeding is dismissed).

8.6 Other Agreements.

If there is a default in any agreement (other than a lease of real property under which a bona fide dispute exists between Borrower and the landlord regarding the existence of a default and for which adequate reserves are maintained) to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of [*] or that could result in a Material Adverse Change.

8.7 Judgments.

If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Million Dollars ($2,000,000) shall be rendered against Borrower and shall (a) remain unsatisfied and unstayed for a period of ten (10) days and (b) not be appealed within the shorter of forty-five (45) days or the time period during which such appeal is required to be brought under applicable law (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment).

8.8 Misrepresentations.

If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document.

9.	RIGHTS AND REMEDIES

9.1 Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs, all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(c) settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and collect and verify the amount of such account. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit;

(d) make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank;

(g) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(h) require Borrower to provide cash collateral in the face amount of all undrawn Letters of Credit;

(i) terminate any FX Forward Contracts; and

(j) dispose of the Collateral according to the Code.

9.2 Power of Attorney.

Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, to be effective upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (c) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; and (e) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Intentionally Omitted.

9.4 Bank Expenses.

If Borrower fails to pay any amount or furnish any required proof of payment to third persons Bank may make all or part of the payment or obtain insurance policies required in Section 6.5. Any amounts paid by Bank as provided herein are Bank Expenses and are immediately due and payable and shall bear interest at the highest applicable default rate and be secured by the Collateral. No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5 Bank’s Liability for Collateral.

So long as Bank complies with reasonable banking practices regarding the safekeeping of Collateral, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 Remedies Cumulative.

Bank’s rights and remedies under this Agreement, the other Loan Documents, and all other agreements among Borrower and Bank, are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in enforcing its rights is not a waiver, election, or acquiescence. No waiver hereunder by Bank shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7 Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.	NOTICES

Notices or demands by either party about this Agreement must be in writing and personally delivered or sent by an overnight delivery service, or by certified mail, postage prepaid, return receipt requested, or by facsimile at the addresses and facsimile numbers listed below. For purposes of Section 2.3, Bank may send notice to Borrower by electronic mail at the email address set forth below (provided that a copy of such notice shall be mailed promptly thereafter to Borrower at the address set forth below). Failure to provide copies of notices to Borrower or Bank to the Persons named below to receive copies shall not invalidate the notice to Borrower or to Bank, as applicable. A party may change its notice address by written notice to the other party.

If to Borrower:	Equinix, Inc.
301 Velocity Way, 5th Floor
Foster City, California 94404
Attn: Treasurer
Fax: (650) 513-7913
Email:mmock@equinix.com

with a copy to:	Equinix, Inc.
301 Velocity Way, 5th Floor
Foster City, California 94404
Attn: General Counsel
Fax: (650) 513-7913

and to:	Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, California 94105
Attn: Richard S. Grey, Esq.
Fax: (415) 773-5759

If to Bank:	Silicon Valley Bank
3003 Tasman Drive
Santa Clara, California 95054
Attn: Maria Leaf
Fax: (650) 320-0016

with a copy to:	Bingham McCutchen LLP
Three Embarcadero Center
San Francisco, California 94111-4067
Attn: Pamela J. Martinson, Esq.
Fax: (415) 393-2286

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in California, and Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY

OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.	GENERAL PROVISIONS

12.1 Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Bank’s prior written consent which may be granted or withheld in Bank’s sole discretion. Bank has the right, with the consent (not to be unreasonably withheld or delayed) of Borrower so long as no Default or Event of Default has occurred, to sell, assign or transfer all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement, the Loan Documents or any other related agreement, provided that no consent shall be required for Bank to grant participations in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement so long as the sale of any such participation interests does not relieve Bank of its obligations hereunder or create any additional obligations of Borrower.

12.2 Indemnification.

Borrower hereby indemnifies, defends and holds Bank and its respective officers, employees, and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses, or Bank’s Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except to the extent any of the foregoing are caused by Bank’s gross negligence or willful misconduct.

12.3 Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between Borrower and Bank arising out of the Loan Documents the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.4 Right of Set-Off.

Borrower hereby grants to Bank, a lien, security interest and right of set-off as security for all Obligations to Bank hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set-off the same or any part thereof and apply the same to any liability or obligation of Borrower and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.5 Time of Essence.

Time is of the essence for the payment and performance of all Obligations in this Agreement.

12.6 Severability of Provisions.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7 Amendments in Writing, Integration.

All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.8 Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.9 Survival.

All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10 Confidentiality.

In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s subsidiaries or affiliates in connection with their business with Borrower; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) as required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (x) is in the public domain or in Bank’s possession when disclosed to Bank (other than information that becomes part of the public domain by reason of Bank’s breach of this Section 12.10), or becomes part of the public domain after disclosure to Bank; or (y) is disclosed to Bank by a third party, if, at the time of disclosure, Bank does not know that the third party is prohibited from disclosing the information.

12.11 Designation of Obligations as “Designated Senior Debt”.

Borrower and Bank expressly agree that the Obligations constitute “Designated Senior Debt” for purposes of and as defined in that certain Indenture, dated as of February 11, 2004, between Borrower and U.S. Bank National Association, as Trustee, as amended, modified or supplemented from time to time.

13.	DEFINITIONS

13.1 Definitions.

In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower or Guarantor in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower or Guarantor and Borrower’s Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

“Adjusted LIBOR” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward to the nearest 1/16th of one percent (0.0625%)) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.

“Advance” or “Advances” is a loan advance (or advances) under the Committed Revolving Line.

“Affiliate” of any Person is (a) any Person that owns or controls directly or indirectly such Person, (b) any Person that controls or is controlled by or is under common control with such Person, and (c) each of such Person’s senior executive officers or directors, (d) for any Person that is a limited liability company, such Person’s managers and members, and (e) for any Person that is a partnership, such Person’s general partner.

“Alternate Covenant Level” has the meaning set forth in Section 6.7(a).

“Applicable Margins” means, collectively, the Applicable Revolver LIBOR Margin and the Applicable Term LIBOR Margin.

“Applicable Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Advances, as determined by reference to Section 2.4(b) of the Agreement.

“Applicable Term LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Advances, as determined by reference to Section 2.4(b) of the Agreement.

“Bank Expenses” are all audit fees and expenses and costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all Borrower’s and Guarantor’s books and records including ledgers, records regarding Borrower’s and Guarantor’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within one (1) year from its acquisition, (b) commercial paper maturing no more than one (1) year after its acquisition and having an A-1/P-1 or better rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue, (d) shares in money market funds rated Aaa/AAA, and (e) any other investments administered through Bank or its Affiliates.

“Cash Management Services” has the meaning ascribed to it in Section 2.1.4.

“Cash Management Services Sublimit” has the meaning ascribed to it in Section 2.1.4.

“Change in Control” is a transaction in which (a) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)), other than STT or its Affiliates, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of greater than 35% of the shares of all classes of stock then outstanding of a Person ordinarily entitled to vote in the election of the directors of such Person; or (b) STT, considered together with its Affiliates, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of greater than 50% of the shares of all classes of stock then outstanding of a Person ordinarily entitled to vote in the election of the directors of such Person.

“Code” is the Uniform Commercial Code as adopted in California as amended and in effect from time to time.

“Collateral” is the property described on Exhibit E attached hereto.

“Collateral Information Certificates” are the Collateral Information Certificates delivered by Borrower and Guarantor to Bank on or before the Effective Date.

“Committed Revolving Line” is an aggregate principal amount equal to $25,000,000.

“Commodity Account” has the meaning ascribed to it in the Code.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Continuation Date” means any date on which Borrower elects to continue a LIBOR Advance into another Interest Period.

“Control Agreement” means, collectively, any control agreement entered into among Borrower, Bank and the depositary bank, securities intermediary, or commodity intermediary at which Borrower maintains a Deposit Account, Securities Account, or a Commodity Account, pursuant to which Bank obtains control (within the meaning of the applicable provision of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Conversion Date” means any date on which Borrower elects to convert a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.

“Copyright” means any of the following now owned or hereafter acquired or created (as a work for hire for the benefit of Borrower) by Borrower or in which Borrower now holds or hereafter acquires or receives any right or interest, in whole or in part: (a) any copyright, whether registered or unregistered, held pursuant to the laws of the United States or of any other country or foreign jurisdiction, (b) registration, application or recording in the United States Copyright Office or in any similar office or agency of the United States or any other country or foreign jurisdiction, (c) any continuation, renewal or extension thereof, and (d) any registration to be issued in any pending application, and shall include any right or interest in and to work protectable by any of the foregoing which are presently or in the future owned, created or authorized (as a work for hire for the benefit of Borrower) or acquired by Borrower, in whole or in part.

“Covenant Level 1” means the period from the Effective Date until the date Borrower elects to comply with Covenant Level 2.

“Covenant Level 2” means the period beginning on the date Borrower elects to comply with Covenant Level 2 by giving notice thereof to Bank in writing, either by checking the appropriate space on the Compliance Certificate or otherwise, until termination of this Agreement.

“Credit Extension” is each Advance, Letter of Credit, FX Forward Contract, Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“Default” means an event, condition, or act which with notice or the passage of time, or both, would constitute an Event of Default.

“Deferred Revenue” is all amounts received in advance of performance and not yet recognized as revenue.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit, whether maintained with Bank or other institutions.

“Designated Deposit Account” means that certain deposit account maintained with Bank in the name of Borrower, account number [*].

“Domestic Accounts” means Accounts for which the account debtor has its principal place of business in the United States.

“Domestic Collateral Account” is any Deposit Account, Securities Account or Commodity Account established by Borrower or Guarantor at or with any bank or financial institution located in the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of Borrower or Guarantor which is organized under the laws of the United States or any State thereof.

“Effective Amount” means with respect to any Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.

“Effective Date” means the date that Bank signs this Agreement as indicated on the signature page hereof.

“Eligible Domestic Accounts” are Accounts in the ordinary course of Borrower’s and Guarantor’s business that meet all the representations and warranties in Section 5.2, and which

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

contain selling terms and conditions acceptable to Bank; provided, that Bank may change eligibility standards by giving Borrower and Guarantor notice thereof. Unless Bank agrees otherwise in writing, Eligible Domestic Accounts will not include:

(a) Accounts against which Bank does not have a perfected, first priority security interest;

(b) Accounts that the account debtor has not paid within 90 days of invoice date;

(c) Accounts for an account debtor, 35% or more of whose Accounts have not been paid within 90 days of invoice date;

(d) Accounts with credit balances over 90 days from invoice date;

(e) Accounts for an account debtor, including Affiliates, whose total obligations to Borrower and Guarantor exceed 40% of all Accounts, for the amounts that exceed that percentage, unless the Bank approves otherwise in writing;

(f) Accounts for which the account debtor does not have its principal place of business in the United States;

(g) Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality and against which Bank’s security interest has not been perfected under the Assignment of Claims Act;

(h) Accounts for which Borrower or Guarantor owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(i) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(j) Accounts for which the account debtor is an Affiliate, officer, employee, or agent of Borrower or Guarantor;

(k) Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; or

(l) Accounts for which Bank reasonably determines collection to be doubtful, or the Account holder to be an unacceptable business risk.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Facility” means any Internet Business Exchange™ (IBX) center owned or operated by the Borrower or any of its Subsidiaries.

“Filing Collateral” means any Collateral in which a security interest may be perfected by the filing of a financing statement in the appropriate jurisdiction under the Code.

“First Installment Payment Date” means the date that is ninety (90) days from the Term Loan Option Date.

“Foreign Assets” means (a) any tangible assets not located within the United States; (b) Accounts that are not Domestic Accounts; (c) any Deposit Account, Securities Account, Commodity Account or Letter of Credit Right if the jurisdiction (as determined pursuant to Section 9304, 9305 or 9306, as applicable, of the Code) of the related depositary bank, securities intermediary, commodity intermediary or issuer is outside the United States; (d) any equity securities issued by a Subsidiary of Borrower or Guarantor that is not a Domestic Subsidiary; and (e) any “instrument” (as defined in the Code) if the payor thereof does not have its principal place of business in the United States.

“Funding Date” is the date on which an Advance is made to or on account of Borrower.

“FX Forward Contract” has the meaning ascribed thereto in Section 2.1.3.

“FX Reserve” has the meaning ascribed thereto in Section 2.1.3.

“GAAP” is generally accepted accounting principles in effect under the laws of the United States of America from time to time.

“General Intangibles” has the meaning ascribed to it in the Code.

“Governmental Authority” means (a) any foreign, federal, state, county, or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Guarantor” means Equinix Operating Co., Inc., a Delaware corporation.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means any intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrower or in which Borrower now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any Copyright, Trademark, Patent, trade secret, customer list, Internet domain name (including any right related to the registration thereof), proprietary or confidential information, Mask Works, source, object or other programming code, invention (whether or not patented or patentable), technical information, procedure, design, knowledge, know how, software, data base, data, skill, expertise, recipe, experience, process, model, drawing, material or record, all claims for damages by way of past, present and future infringement of any of the rights included above and all licenses or other rights to use any property or rights of a type described above.

“Interest Payment Date” means, with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and, with respect to Prime Rate Advances, the last day of each fiscal quarter, and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.

“Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one (1), two (2), or three (3), months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance being repaid during the Revolving Period shall end later than the Revolving Maturity Date unless such LIBOR Advance is selected to be repaid under the Term Loan Option, (b) no Interest Period with respect to any LIBOR Advance being repaid under the Term Loan Option shall end later than the Term Loan Maturity Date, (c) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (d) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (e) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (f) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Investment Property” has the meaning ascribed to it in the Code.

“Letter of Credit” has the meaning ascribed to it in Section 2.1.2.

“Letter of Credit Rights” has the meaning ascribed to it in the Code.

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

“LIBOR Advance” means an Advance that bears interest based on Adjusted LIBOR.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, the Collateral Information Certificates, any note executed by Borrower, the Guaranty and any other present or future agreement between Borrower or Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Material Adverse Change” is: (a) a material impairment in the perfection or priority of Banks’ security interest in the Collateral or in the value of such Collateral; or (b) a material adverse change in the business, operations, or financial condition of Borrower and Guarantor taken as a whole, which results in a material impairment of the prospect of repayment of any portion of the Obligations.

“Non-Performing Facility” means, as of any date of determination, a Facility with negative operating cash flow during the period consisting of the two immediately preceding quarters.

“Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.2(a), substantially in the form of Exhibit B, with appropriate insertions.

“Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.4, substantially in the form of Exhibit C, with appropriate insertions.

“Obligations” are debts, principal, interest, Bank Expenses, and other amounts Borrower owes Bank now or later, including Cash Management Services, Letters of Credit and FX Forward Contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

“Operating Documents” shall mean, for any Person, such Person’s formation documents, as currently filed with the Secretary of State of such Person’s state of formation, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), each of the foregoing with all current modifications and amendments thereto.

“Other Property” means (a) the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims”, “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and (b) all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code, but shall not include Intellectual Property.

“Patent” means any of the following now hereafter owned or acquired or received by Borrower or in which Borrower now holds or hereafter acquires or receives any right or interest: (a) letters patent and right corresponding thereto, of the United States or any other country or other foreign jurisdiction, any registration and recording thereof, and any application for letters patent, and rights corresponding thereto, of the United States or any other country or other foreign jurisdiction, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or other foreign jurisdiction; (b) any reissue, continuation, continuation-in-part or extension thereof; (c) any petty patent, divisional, and patent of addition; and (d) any patent to issue in any such application.

“Permitted Distributions” means:

(a) purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements;

(b) distributions or dividends consisting solely of Borrower’s capital stock;

(c) purchases for value of any rights distributed in connection with any stockholder rights plan;

(d) payments of dividends or distributions made by any Subsidiary of Borrower to Borrower or another Subsidiary of Borrower;

(e) mandatory dividends provided for under Borrower’s Certificate of Incorporation as in existence as of the Effective Date;

(f) exchanges of equity securities of Borrower for other equity securities of Borrower that do not provide for any mandatory dividend or redemption prior to the Revolving Maturity Date; and

(g) other distributions, dividends or purchases of Borrower’s capital stock in cash, provided that the aggregate amount of such distributions, dividends, or purchases made pursuant to this clause (g) not exceeding 25% of Borrower’s assets.

“Permitted Indebtedness” is:

(a) Borrower’s indebtedness to Bank under this Agreement or the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Collateral Information Certificate;

(c) Subordinated Debt;

(d) Indebtedness to trade creditors incurred in the ordinary course of business;

(e) capitalized leases and purchase money Indebtedness secured by Permitted Liens not exceeding $65,000,000;

(f) Indebtedness secured by Permitted Liens;

(g) Indebtedness under any performance, surety, statutory or appeal bonds or similar obligations incurred in the ordinary course of business

(h) (i) Indebtedness of Borrower to any of its Subsidiaries to the extent it is Subordinated Debt; (ii) Indebtedness of any Subsidiary of Borrower to another Subsidiary of Borrower; and (iii) Indebtedness of any Subsidiary to Borrower to the extent permitted under clause (h) of the definition of Permitted Investments;

(i) guaranty obligations of Borrower or any Subsidiary in respect of Permitted Indebtedness of any wholly-owned Subsidiary of such Person;

(j) Indebtedness of any Persons acquired in connection with any merger or acquisition transaction permitted under this Agreement;

(k) Indebtedness incurred in connection with Rate Contracts;

(l) obligations resulting from the assumption of a real property lease or sublease to the extent such obligation is treated as a capital lease obligation for accounting purposes only;

(m) other Indebtedness not otherwise permitted by Section 7.5 not exceeding $1,000,000 in the aggregate outstanding at any time; and

(n) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (j) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Collateral Information Certificate and existing on the Effective Date;

(b) Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments accepted in connection with Transfers permitted by Section 7.1;

(e) Investments consisting of extensions of credit to Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable, prepaid royalties or notes receivable arising from the sale or lease of goods, provision of services or licensing activities of Borrower;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) (i) Investments of Subsidiaries of Borrower in or to Borrower; (ii) Investments of Subsidiaries of Borrower in or to other Subsidiaries of Borrower; and (iii) Investments of Borrower in or to Subsidiaries in an amount not to exceed $1,000,000 in any month and $12,000,000 in any fiscal year so long as no Event of Default exists or would result therefrom;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j) Investments resulting from transactions not prohibited by Section 7.4 or Investments acquired in connection with such transactions;

(k) Investments consisting of joint ventures entered into by Borrower or any Subsidiary not exceeding $1,000,000 in the aggregate;

(l) deposits, prepayment and other credits to suppliers made in the ordinary course of business not in excess of $100,000; and

(m) Investments permitted by the investment policy adopted by Borrower’s Board of Directors, a true and correct copy of which has been provided to Bank.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Collateral Information Certificate or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) Liens (including with respect to capital leases) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower or its Subsidiaries incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof), if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) and the Indebtedness is Permitted Indebtedness;

(d) Liens to secure existing Indebtedness of any Persons acquired in connection with any merger or acquisition transaction permitted under this Agreement;

(e) licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

(f) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.3 or 8.6;

(h) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceeding if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(j) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;

(k) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(l) statutory, common law or contractual Liens of depository institutions or institutions holding securities accounts (including rights of set-off) provided they are subordinate to Bank’s Liens pursuant to the terms of a control agreement;

(m) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n) Liens on insurance proceeds in favor of insurance companies granted solely to secure financed insurance premiums;

(o) purported Liens evidenced by the precautionary filing of UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business; and

(p) Liens on escrowed cash representing a portion of the proceeds of permitted sales of assets by Borrower or any Subsidiary established to satisfy contingent post-closing obligations that it owes (including earn-outs, indemnities and working capital adjustments).

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not the lowest rate offered by Bank.

“Prime Rate Advance” means an Advance that bears interest based on the Prime Rate.

“Rate Contract” means swap agreements (as that term is defined in Section 101 of the Federal Bankruptcy Reform Act of 1978, as amended) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which Adjusted LIBOR is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Controller, Vice President-Finance, or Treasurer of Borrower.

“Revolving Maturity Date” is December 6, 2006.

“Revolving Period” means the period from the Effective Date through, and including, the Revolving Maturity Date.

“STT” means iSTT Investments Pte Ltd, a corporation organized under the laws of the Republic of Singapore, as agent for the holders of certain convertible secured notes referred to in the definition of “STT Debt.”

“STT Debt” means the Indebtedness of Borrower to certain holders of convertible secured notes due 2007 pursuant to the STT Purchase Agreement.

“STT Purchase Agreement” means that certain Securities Purchase Agreement dated as of October 2, 2002, by and among Borrower, the guarantors party thereto, and the purchases named therein, as amended, modified, supplemented or restated from time to time.

“Securities Account” has the meaning ascribed to it in the Code.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Bank (pursuant to a subordination agreement entered into among Bank, Borrower and the subordinated creditor), on terms reasonably acceptable to Bank.

“Subsidiary” is any Person, corporation, partnership, limited liability company, joint venture, or any other business entity of which more than fifty percent (50%) of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Sublimit Utilization Amount” means the sum of (a) all amounts for services utilized under the Cash Management Services Sublimit, (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and (c) the FX Reserve.

“Term Loan Option” means Borrower’s option to have up to $10,000,000 of the then-outstanding principal amount of the Advances be repaid pursuant to the terms of Section 2.5(b).

“Term Loan Option Date” is 364 days from the Effective Date.

“Term Loan Maturity Date” means the date that is twenty-four (24) months from the Term Loan Option Date.

“Trademark” means any of the following now or hereafter owned or acquired or received by Borrower or in which Borrower now holds or hereafter acquires or receives any right or interest: (a) any trademark, trade name, corporate name, business name, trade style, service mark, logo, other source or business identifier, print or label on which any of the foregoing have appeared or appear, design or other general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including registration, recording and application in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or other foreign jurisdiction and (b) any reissue, extension or renewal of any of the foregoing.

“Usage Period” has the meaning ascribed to it in Section 2.7(c).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER	EQUINIX, INC.

	By:	/s/ Peter Van Camp
Name: Peter Van Camp
Title: Chief Executive Officer

BANK	SILICON VALLEY BANK

	By:	/s/ Amanda Peters
Name: Amanda Peters
Title: Vice President
Effective Date: 12/6/04

	6.4	Taxes	18
	6.5	Insurance	18
	6.6	Primary Accounts	18
	6.7	Financial Covenants	18
	6.8	Intentionally Omitted	19
	6.9	Further Assurances	19

7.	NEGATIVE COVENANTS		20
	7.1	Dispositions	20
	7.2	Changes in Business	20
	7.3	Dissolution	20
	7.4	Mergers; Consolidations	20
	7.5	Indebtedness	20
	7.6	Encumbrance	20
	7.7	Distributions; Investments	21
	7.8	Transactions with Affiliates	21
	7.9	Subordinated Debt	21
	7.10	Compliance	21

8.	EVENTS OF DEFAULT		22
	8.1	Payment Default	22
	8.2	Covenant Default	22
	8.3	Material Adverse Change	22
	8.4	Attachment	22
	8.5	Insolvency	23
	8.6	Other Agreements	23
	8.7	Judgments	23
	8.8	Misrepresentations	23

9.	RIGHTS AND REMEDIES		23
	9.1	Rights and Remedies	23
	9.2	Power of Attorney	24
	9.3	Intentionally Omitted	25
	9.4	Bank Expenses	25
	9.5	Bank’s Liability for Collateral	25
	9.6	Remedies Cumulative	25
	9.7	Demand Waiver	25

10.	NOTICES		25

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER		26

12.	GENERAL PROVISIONS		27
	12.1	Successors and Assigns	27
	12.2	Indemnification	27
	12.3	Attorneys’ Fees, Costs and Expenses	27
	12.4	Right of Set-Off	27

	12.5	Time of Essence	28
	12.6	Severability of Provisions	28
	12.7	Amendments in Writing, Integration	28
	12.8	Counterparts	28
	12.9	Survival	28
	12.10	Confidentiality	28
	12.11	Designation of Obligations as “Designated Senior Debt”	29

13.	DEFINITIONS		29
	13.1	Definitions	29